Exhibit 10.1

Note:   The **** symbol indicates that material has been omitted pursuant to a request for confidential treatment.  A copy of this document without omissions has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of October 28, 2005 by and between Intraware, Inc., a Delaware corporation having its principal place of business at 25 Orinda Way, Orinda, CA 94563 (“Intraware”) and FusionStorm (“FusionStorm”), a Delaware corporation having its principal place of business at 620 Old West Center Street, Franklin, MA 02038.

RECITALS

WHEREAS,

A.            Intraware is in the business of assisting Software Spectrum, Inc., the successor-in-interest to CorpSoft, Inc., (“Spectrum”) as an alliance partner in reselling certain Sun Microsystems, Inc. software products, and Intraware is also in the business of providing hosted electronic software and license delivery and management services;

B.            FusionStorm is in the business of providing technology solutions, including but not limited to third-party software products, to enterprises; and

C.            FusionStorm wishes to purchase and acquire from Intraware information that Intraware has developed about purchasers and prospective purchasers of such Sun software products, and Intraware wishes to sell and transfer such customer information to FusionStorm, subject to the conditions herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1           “Closing Date” shall mean sixty-six (66) days after the Effective Date or such other date that the parties may agree upon in writing.

1.2           “Damages” shall mean any claim, demand, loss, liability, damage or expense including, without limitation, interest, penalties, and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation incurred as a result thereof.

1.3           “Effective Date” shall mean the date of execution of this Agreement.

1.4           “Employee Trigger Date” will have the meaning given to it in Section 7.2.

1.5           “Gross Profit” shall mean, with respect to a period, the cumulative aggregate of all amounts paid or payable to FusionStorm or any of its affiliates for sales of, licenses or other rights to use or access Sun Software, less fees paid by FusionStorm to Sun or Sun’s distributor for such Sun Software and excluding any sales taxes collected by FusionStorm with respect to those sales.  Gross Profit shall not be reduced by the amount of any bad or uncollected debt, warranty expense or charge or other payments, fees, taxes (other than sales taxes), expenses, costs, penalties, liabilities or charges and shall not be increased by any rebates.  It is the parties’ intent that Gross Profit be determined in a manner consistent the true amount charged and paid by FusionStorm and its affiliates for the Sun Software.  In furtherance but not in limitation of the foregoing, Gross Profit shall be increased to the extent that FusionStorm or its affiliates charge a reduced amount for the Sun Software in return for charging an increased amount for another product or service offered by Fusion Storm or its affiliates, as well as to the extent that FusionStorm or its affiliates pays an increased amount to Sun or its distributors for the Sun Software in return for a discount on other products or services offered by Sun or its distributors.

1.6           “Key Employees” shall have the meaning set forth in Section 7.2.

1.7           “Purchased Assets” shall mean the Sun Customer List.

1.8           “Sales Services Employees” shall mean the individuals identified on Schedule 1.8 hereto.

1.9           “Serious Payment Default” shall have the meaning set forth in Section 7.4.

1.10         “Services Agreement” shall mean the Services Agreement for Intraware’s provision of the SubscribeNet service to FusionStorm, which the parties are executing contemporaneously with the execution of this Agreement.

1.11         “Spectrum Alliance Agreement” will mean the Alliance Agreement dated as of August 1, 2005, and any related confidentiality agreement, between Intraware and Spectrum.

1.12         “Sun” shall mean Sun Microsystems, Inc. and any successor.

1.13         “Sun Customer List” shall mean the list of Sun Software customers and prospective customers developed by Intraware as of the Closing, as further described in Section 4.5 below.

1.14         “Sun Software” shall mean only the Sun software products currently marketed under the brands SunOne, Sun Java Enterprise Suite, Sun Studio, Sun Development Tools, Sun Star Office and Tarantella, including successor products, as they may be re-branded by Sun from time to time, and licenses, maintenance and support services for such software products.

ARTICLE II

SALE AND PURCHASE

2.1           Sale and Purchase.  Effective as of the Closing Date and subject to the terms and conditions contained herein, Intraware hereby sells, transfers, assigns, conveys and delivers to FusionStorm, and FusionStorm hereby purchases and accepts from Intraware, all right, title and interest in and to the Purchased Assets.

2.2           Purchase Price.  The purchase price of the Purchased Assets to be sold to FusionStorm as provided herein shall be:

(a)           $400,000, which shall be paid by FusionStorm to Intraware on the Closing Date; and

(b)           $200,000, which shall be paid by FusionStorm within thirteen (13) months after the Closing Date, if Gross Profit exceeds $**** during the twelve (12) months beginning on the Closing Date and ending twelve (12) months after the Closing Date.

2.3           Method of Payment.  Payments under Section 2.2 above shall be made by wire transfer of funds to Intraware’s account.  Instructions for wire transfer of funds to Intraware’s account are set forth in Schedule 2.3 hereto.

2.4           Transfer Taxes.  FusionStorm shall be liable for, and shall pay when due, all sales, use, excise, VAT, registration, stamp or other taxes (“Transfer Taxes”), if any, incurred in connection with the sale, purchase or transfer of the Purchased Assets.

****            Indicates that material has been omitted pursuant to a request for confidential treatment.  A copy of this document without omissions has been filed separately with the Securities and Exchange Commission.

ARTICLE III

CLOSING; DELIVERIES

3.1           Closing.  The closing of this transaction (the “Closing”) shall be held on the Closing Date at or about 2:00 P.M. at Intraware’s offices at 25 Orinda Way, Orinda, CA 94563 or at such other time and place as the parties may agree.

3.2           Conditions to FusionStorm’s Obligations.  FusionStorm’s obligation hereunder to purchase and pay for the Purchased Assets is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived, in whole or in part, by FusionStorm in its sole discretion, and both parties shall use commercially reasonable efforts to cause such conditions to be fulfilled:

(a)           Transferred Employees.  At least five (5) Key Employees who have accepted offers of employment from FusionStorm on or before the third (3rd) business day after the Effective Date, in accordance with Section 7.2, have not withdrawn such acceptances.

(b)           Representations, Warranties and Covenants.  The representations and warranties of Intraware contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date. Intraware shall have in all material respects duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing Date. FusionStorm shall have received a certificate to the effect that this condition has been satisfied, signed by a duly authorized officer of Intraware.

(c)           Sale Permitted by Applicable Laws. The sale and transfer of the Purchased Assets by Intraware hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject FusionStorm to any material penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(d)           No Adverse Decision.  There shall be no action, suit, investigation or proceeding pending or, to the knowledge of Intraware, threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

3.3           Conditions to Intraware’s Obligations.  The obligation of Intraware to consummate the transactions contemplated hereby is subject to the fulfillment of the following conditions on or prior to the Closing Date, any of which may be waived, in whole or in part, by Intraware in its sole discretion, and both parties shall use their reasonable best efforts to cause such conditions to be fulfilled:

(a)           Representations and Warranties Correct; Performance. The representations and warranties of FusionStorm contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date.  FusionStorm shall have in all material respects duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing Date.  Intraware shall have received a certificate to the effect that this condition has been satisfied, signed by a duly authorized officer of FusionStorm.

(b)           Purchase Permitted by Applicable Laws. The purchase of and payment for the Purchased Assets to be purchased by FusionStorm hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Intraware to any material penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c)           No Adverse Decision.  There shall be no action, suit, investigation or proceeding pending or, to the knowledge of Fusionstorm, threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

3.4           Deliverables.  At the Closing, Intraware shall deliver or cause to be delivered to FusionStorm the Sun Customer List and such other documents and instruments of transfer as may be necessary or appropriate to convey title to the Purchased Assets to FusionStorm.  At the Closing, FusionStorm shall deliver to Intraware the Purchase Price provided for in Section 2.2(a) above, in accordance with Section 2.3 above, and such other documents and instruments of transfer as may be necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE IV

INTRAWARE’S REPRESENTATION AND WARRANTIES

Except as set forth in the Disclosure Schedules attached hereto as Exhibit A, Intraware hereby represents and warrants that as of the Effective Date and at Closing:

4.1           Organization and Good Standing.   Intraware is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals to carry on its business as now conducted.

4.2           Corporate Authority.  Intraware has full authority to execute, deliver and perform this Agreement in accordance with its terms.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of Intraware’s Certificate of Incorporation, as amended, or by-laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which Intraware is a party or by which Intraware or any of the Purchased Assets may be bound or affected, except where the breach, violation or default will not have a material adverse effect on FusionStorm’s use and enjoyment of the Purchased Assets.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Intraware and no further authorization or approval, whether of the stockholders or directors of Intraware or governmental bodies or otherwise, is necessary in order to enable Intraware to enter into and perform the same.

4.3           Rights to Purchased Assets.  None of the Purchased Assets or the use thereof: (i) is subject to any easements, restrictions, mortgages, liens, pledges, charges, encumbrances, encroachments or rights of others, (ii) violates any confidentiality or trade secret rights of a third party, including but not limited to Spectrum, or otherwise encroaches or infringes on the property or rights of Spectrum or any other person in any material respect or that would materially adversely affect FusionStorm’s use of the Purchased Assets as contemplated hereunder, or (iii) contravenes any applicable law or ordinance or any administrative regulation or violates any restrictive covenant, the enforcement of which would result in any liability to the owner of all or any part of the Purchased Assets or would in any respect interfere with or prevent the present and continued use of all of the Purchased Assets for the purposes for which they are now being used or would affect the value thereof.  There are no agreements or arrangements between Intraware and Spectrum or any other third person which have any material effect upon Intraware’s rights respecting the Purchased Assets.  This representations and warranties in this Section 4.3 shall not be limited by the disclosures in the attached Disclosure Schedules, notwithstanding the preamble to this Article IV.

4.4           Compliance With Law.  Intraware is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which the Purchased Assets are subject that would materially adversely affect FusionStorm’s use of the Purchased Assets as contemplated hereunder.

4.5           Customers.  The Sun Customer List is a true and complete list of (i) all customers that have purchased Sun Software from Intraware, (ii) to the best of Intraware’s knowledge and belief, all customers that have purchased Sun Software from Spectrum since July 1, 2001, and (iii) all prospective customers on Intraware’s prospect list for sales of Sun Software; provided, however, such Sun Customer List excludes (x) customers of whom Intraware first became aware as existing or prospective Sun Software customers as a result of information provided by

Spectrum and (y) prospective customers that Intraware added to its prospect list as a result of information provided by Spectrum.  As of the Effective Date, the Sun Customer List consists of **** customers that have purchased Sun Software since July 1, 2001, and **** prospective customers that have been added to the Sun Customer List since July 1, 2001.  To the best of Intraware’s knowledge and belief, based on information provided by Spectrum to Intraware, customer purchases of Sun Software from Spectrum during Intraware’s most recent fiscal year, ended February 28, 2005, and its two most recent fiscal quarters, ended May 31 and August 31, 2005, totaled approximately $**** in gross sales and $**** in gross margin.

4.6           Litigation.  There is no litigation currently pending or to Intraware’s knowledge threatened that does or might affect Intraware’s interest in the Purchased Assets or its ability to convey to FusionStorm the Purchased Assets.

4.7           No Untrue or Inaccurate Representation or Warranty.  To the best of Intraware’s knowledge, no representation or warranty by Intraware, nor any statement, schedule or exhibit furnished or to be furnished to FusionStorm under this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements in it not misleading.

4.8           No Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, INTRAWARE HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  WITHOUT LIMITING THE FOREGOING, INTRAWARE DOES NOT WARRANT OR REPRESENT THAT CUSTOMERS OR PROSPECTIVE CUSTOMERS IDENTIFIED ON THE SUN CUSTOMER LIST WILL PURCHASE ANY PARTICULAR AMOUNT OF SUN SOFTWARE FROM FUSIONSTORM OR FROM ANY OTHER COMPANY IN THE FUTURE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FUSIONSTORM

FusionStorm hereby represents and warrants to Intraware as follows as of the Effective Date and at Closing:

5.1           Organization and Good Standing.  FusionStorm is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

****                    Indicates that material has been omitted pursuant to a request for confidential treatment.  A copy of this document without omissions has been filed separately with the Securities and Exchange Commission.

5.2           Corporate Authority. FusionStorm has full authority to execute and to perform this Agreement in accordance with its terms.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of FusionStorm’s Certificate of Incorporation, as amended, or by-laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which FusionStorm is a party or by which FusionStorm may be bound or affected.  The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of FusionStorm and no further authorization or approval, whether of the stockholders or directors of FusionStorm or governmental bodies or otherwise, is necessary in order to enable FusionStorm to enter into and perform the same.

5.3           No Untrue or Inaccurate Representation or Warranty.  To the best of FusionStorm’s knowledge, no representation or warranty by FusionStorm, nor any statement, schedule or exhibit furnished or to be furnished to Intraware under this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements in it not misleading.

ARTICLE VI

COVENANTS

7.1           Operation of Business.  Except as otherwise contemplated by this Agreement, from the Effective Date hereof to the Closing Date, Intraware shall not do any of the following with respect to the Purchased Assets without the prior written consent of FusionStorm:

(a)           mortgage, pledge or subject to any lien, charge, security interest or encumbrance any of the Purchased Assets;

(b)           sell, assign, transfer, convey or otherwise dispose or agree to sell any of the Purchased Assets; or

(c)           grant any rights or licenses with respect to the Purchased Assets.

7.2           Employees.  Immediately on the Effective Date Intraware shall allow FusionStorm reasonable access to the Sales Services Employees to enable FusionStorm to evaluate such employees for potential hiring by FusionStorm.  Within one (1) business day after Effective Date, FusionStorm shall present written offers of employment to the Sales Services Employees selected by FusionStorm (the “Key Employees”).  If at least five (5) of such Key Employees (or such lesser number of Key Employees as there may be) have not have accepted offers of employment from FusionStorm by the third (3rd) business day after the Effective Date, FusionStorm may terminate this Agreement by delivering written notice of termination to Intraware no later than such third (3rd) business day after the Effective Date.  The above-mentioned employment offers shall provide that any employment of the respective Key Employee with FusionStorm shall not commence until on or after the Closing Date, except as may otherwise by agreed in writing by Intraware and FusionStorm.  FusionStorm will have the right to make those offers conditioned on the Closing of this Agreement.  In addition, such employment offers shall include retention bonuses that total no less that $100,000 in the aggregate.  To each Key Employee who accepts such an employment offer from FusionStorm, FusionStorm shall pay the respective bonus(es) within one (1) year of the commencement of such Key Employee’s employment with FusionStorm, unless such Key Employee voluntarily resigns from FusionStorm or is terminated by FusionStorm for good cause prior to the bonus payment date agreed upon between FusionStorm and such Key Employee.  If FusionStorm terminates a Key Employee because FusionStorm is enjoined by a court from reselling Sun Software based on a claim related to this Agreement, then any such bonus payment made by FusionStorm upon such termination shall be considered Damages of FusionStorm for purposes of Intraware’s indemnification obligations under Article IX below.   Within thirteen (13) months after the Closing Date, FusionStorm shall deliver a report to Intraware detailing all such retention bonuses paid by FusionStorm to Key Employees during the first twelve (12) months after the Closing Date.

7.3           Non-Competition.  In consideration of the purchase price payable by FusionStorm to Intraware under this Agreement, Intraware agrees that it shall not, during the term of the Services Agreement and for two (2) years after any termination or expiration of such term, (i) use the Sun Customer List to solicit or attempt to solicit the resale, or assist any third party in soliciting or attempting to solicit the resale, of third party software products or maintenance services, or (ii) provide its SubscribeNet service to Spectrum for delivery of Sun Software.

7.4           Payment Obligations.  For purposes of this Section, a “Serious Payment Default” shall occur when either:

(i)            the portion of the purchase price described in Section 2.2(b) is owing by FusionStorm 60 or more days after the date on which such amount became due and payable and 30 or more days after Intraware gave notice to FusionStorm that such amount is past due and owing; or

(ii)           FusionStorm has failed to pay all of the retention bonuses required to be paid to the Key Employees under Section 7.2 within one year after the commencement of such Key Employees’ employment with FusionStorm, and such payment failure has continued for thirty (30) days after Intraware has notified FusionStorm in writing thereof; or

(iii)          Intraware has the right to accelerate payments under Section 7 of the Services Agreement, Intraware has exercised that right in accordance with the Services Agreement, and FusionStorm has not paid all past-due amounts and accelerated amounts under the Services Agreement within 10 days after Intraware has given written notice to FusionStorm under the Services Agreement of such acceleration.

In the event a Serious Payment Default occurs, then, notwithstanding anything to the contrary in this Agreement, (x) FusionStorm shall not solicit, attempt to solicit, or enter into any arrangement with a third party regarding solicitation of, any sales or resales of Sun Software to any entity identified on the Sun Customer List, until the date which is two years after the Closing Date, (y) FusionStorm shall not solicit, attempt to solicit, or enter into any arrangement with a third party regarding solicitation of, any sales or resales of any other software, support or maintenance services to any entity identified on the Sun Customer List unless such entity was a customer of FusionStorm prior to the Closing Date; and (z) Intraware’s obligations under Section 7.3 shall immediately terminate.

7.5           Publicity.  Each party agrees that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written approval of the form and substance thereof by the other party (which approval shall not be unreasonably withheld or delayed); except as such release or announcement may be required by law or the rules or regulations of any national securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

7.6           Further Assurances.  Each party agrees that, upon request by the other party from time to time, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required to consummate the transactions contemplated by this Agreement, and for the better assigning, transferring, granting, conveying, assuring and confirming to FusionStorm, its successors and assigns, the Purchased Assets to be sold or assigned to FusionStorm as provided herein.

7.7           Payments Received by Seller.  Intraware hereby covenants that it will promptly deliver to FusionStorm any and all checks received by Intraware after the Closing that relate to sales by FusionStorm of the Sun Software.

7.8           No Employment of Key Employees.  Intraware hereby covenants that it will not, for a period of two years after the Closing Date, directly or indirectly, in any form or manner, solicit the employment of any Key Employee without the written consent of FusionStorm, unless this Agreement is terminated on or before the Closing Date.  The foregoing obligation shall not apply to any Key Employee who has not been employed by FusionStorm during the twelve (12) months prior to any solicitation.

ARTICLE VIII

LICENSE

8.1           Upon Termination of Non-Competition Obligation.   FusionStorm hereby grants to Intraware a perpetual, irrevocable, non-exclusive, fully paid-up license, beginning only on the termination (in accordance with Section 7.3 (Non-Competition) or 7.4 (Payment Under Services Agreement above) of Intraware’s obligations under Section 7.3 (Non-Competition) above, to use the Sun Customer List to sell and resell software, support and maintenance services, and to solicit such sales and resales, but only to those customers on the Sun Customer List as in effect at Closing.  Intraware shall use reasonable care to maintain the confidentiality of such information, including by limiting disclosure of such information to Intraware personnel and third parties who are involved in or who support such sales, resales or solicitations, and by ensuring that all such Intraware personnel and third parties have signed written agreements obligating them to maintain the confidentiality of such information.

8.2           Fees Derived from Exercise of Licenses.  As between Intraware and FusionStorm, all fees, revenues and other amounts derived by Intraware from its exercise of the licenses described in Section 8.1 above shall belong to and be retained by Intraware exclusively.

ARTICLE IX

SURVIVAL; INDEMNIFICATION; ARBITRATION

9.1           Survival of Representations and Warranties.  All of the representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect for a period of 26 months thereafter, except that Intraware’s representations with respect to its agreement(s) with Spectrum will survive for four years after the termination of such agreements.

9.2           Indemnification by Intraware.  Intraware hereby agrees to indemnify and hold FusionStorm harmless from and against any Damages arising or resulting from any breach of any representation or warranty or default in the performance by Intraware of any covenant or agreement of Intraware contained herein, and any breach of warranty or inaccurate representation made by Intraware herein.

9.3           Indemnification by FusionStorm.  FusionStorm hereby agrees to indemnify and hold Intraware harmless from and against any Damages arising or resulting from any breach of any representation or warranty or default in the performance by FusionStorm of any covenant or agreement of Intraware contained herein, and any breach of warranty or inaccurate representation made by FusionStorm herein.

9.4           Claims for Indemnity.

(a)           Whenever a claim for Damages shall arise for which one party (“Indemnitee”) shall be entitled to indemnification hereunder, Indemnitee shall notify the other party or parties (each, an “Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been materially prejudiced in its ability to defend such claim.  Such notice shall specify all material facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom.  The right of Indemnitee to indemnification and the estimated amount thereof, as set forth in this notice, shall be deemed agreed to by Indemnitor unless, within thirty (30) days after the mailing of such notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification, or that Indemnitor elects to defend such claim in the manner provided in Section 9.4(b) below.

(b)           Defense of Claims.  Upon receipt by Indemnitor of a notice from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee’s right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, with the fees and expenses of such counsel to be paid by Indemnitor, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith.  If Indemnitor shall acknowledge Indemnitee’s right to indemnification and elect to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the reasonable fees and expenses of such counsel shall be at the expense of Indemnitee.  If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee.  If Indemnitor does not assume the defense of a third party claim for which Indemnitee is entitled to indemnification hereunder and Indemnitor disputes Indemnitee’s right to indemnification for such claim, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense (such expenses to be paid on a timely, as-accrued basis), and Indemnitee shall have control over the litigation and authority to resolve such claim subject to this Article IX.

9.5           Limitations on Liability.

(a)           Intraware shall have no obligation to indemnify FusionStorm for Damages claims made pursuant to Section 9.2 above until the aggregate amount of Damages incurred by FusionStorm with respect to such claims exceeds $25,000 except that it will be zero for any penalty or fine, at which point Intraware shall be responsible for indemnifying FusionStorm for all such Damages including the $25,000.

(b)           FusionStorm shall have no obligation to indemnify Intraware for Damages claims made pursuant to Section 9.3 above until the aggregate amount of Damages incurred by Intraware with respect to such claims exceeds $25,000 except that it will be zero for any penalty or fine, at which point FusionStorm shall be responsible for indemnifying Intraware for all such Damages including the $25,000 (other than with respect to claims relating to payment of the purchase price of the Purchased Assets or the payment of Transfer Taxes).

(c)           Intraware’s liability to FusionStorm for any claims made pursuant to Section 9.2 or arising from or related to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise) shall be limited to $2,500,000.

9.6           Effect on Spectrum Alliance Agreement.  If FusionStorm is enjoined by a court from reselling all or substantially all of the Sun Software to all or substantially all of the entities identified on the Sun Customer List, based on a claim related to this Agreement, then FusionStorm’s obligation to make the “Base Fee” under Section 2.1 of Exhibit A to the Services Agreement will be suspended immediately, and Intraware will be entitled only to the “Variable Fee” under Section 2.1 of Exhibit A to the Services Agreement until the injunction is terminated or dissolved, at which time the Base Fee will resume for future periods.  During the period in which any such injunction is in effect, the “Variable Fee” shall mean ****% of the Gross Profit (as defined in Section 4 of Exhibit A to the Services Agreement) from Sun Software sales in the applicable month, and the quarterly limit on such Variable Fee shall be $****, notwithstanding anything to the contrary in Section 2.1 of Exhibit A of the Services Agreement.

9.7           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the Purchased Assets shall be settled by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of JAMS then in effect and the substantive laws of California, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted in San Francisco, California.  The arbitrators shall be selected from a panel of persons having experience with and knowledge of computers and the computer business. The arbitrators shall have no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Either party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is

****            Indicates that material has been omitted pursuant to a request for confidential treatment.  A copy of this document without omissions has been filed separately with the Securities and Exchange Commission.

necessary to protect its interests pending completion of the arbitration proceedings. Arbitration shall not be required for actions for recovery of specific property, such as actions for replevin. Neither party nor the arbitrator may disclose the existence or results of any arbitration without the prior written consent of both parties, except as may be required by law. Prior to initiation of arbitration or any other form of legal or equitable proceeding, the aggrieved party shall give the other party written notice describing the claim and amount as to which it intends to initiate action.

ARTICLE X

CONFIDENTIALITY

10.1         Confidentiality. At all times after the Closing Date, Intraware shall keep the information in the Sun Customer List in confidence, and shall not use such information for its benefit or for the benefit of others, except as provided in Article VIII (Licenses) above.

ARTICLE XI

GENERAL PROVISIONS

11.1         Notices.  All notices, requests, demands and other communications hereunder shall be in writing, shall refer to this Agreement and the provision of this Agreement that is the subject of the notice and shall be effective when (a) delivered personally, (b) one day after sent by Federal Express or other private courier (if a confirmation of delivery is obtained), or (c) five days after sent by United States certified or registered mail, return receipt requested and postage prepaid.  All notices shall be directed to:

(a)	in the case of notices to Intraware:

Wendy A. Nieto
Chief Financial Officer
Intraware, Inc.
25 Orinda Way
Orinda, CA 94563

(b)	with a copy to:	John J. Moss
Senior Vice President and General Counsel
Intraware, Inc.
25 Orinda Way
Orinda, CA 94563

(c)	in the case of FusionStorm to:

Daniel R. Serpico
Chief Financial Officer
FusionStorm
620 Old West Center Street
Franklin, MA 02038

with a copy to:
George N. Buffington, Esq.
Buffington & Aaron, ALC

388 Market St., Suite 820

San Francisco, CA 94111

or to such other address or to such other person as FusionStorm or Intraware shall have last designated by written notice given as herein provided.

11.2         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (excluding its conflict of laws provisions).

11.3         Jurisdiction and Venue. The parties agree that any action or arbitration arising under or relating to this Agreement shall be located in San Francisco, California.  If either party is compelled to seek judicial enforcement of its rights under this Agreement, the prevailing party in any such action shall be entitled to recover its costs incurred in such action, including reasonable attorneys’ fees.

11.4         No Third Party Beneficiaries.  Nothing contained in this Agreement shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

11.5         Binding Effect; Assignment.  Neither party to this Agreement shall assign any of its rights or obligations hereunder without the other party’s prior written consent, which shall not be unreasonably withheld.  Notwithstanding the foregoing, either party may assign its rights and obligations hereunder pursuant to a merger, consolidation or sale of substantially all of its assets related to this Agreement, provided it promptly notifies the non-assigning party in writing of the assignment and the assignee agrees in writing to be bound by the terms of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

11.6         Counterparts; Headings.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

11.7         Termination.  This Agreement may be terminated by FusionStorm (i) in accordance with Section 7.2, or (ii) on the Closing Date if the closing conditions in Section 3.2 are not satisfied and Intraware has not delivered the deliverables it is required to deliver under Section 3.4.  This Agreement may be terminated by Intraware on the Closing Date if the closing conditions in Section 3.3 are not satisfied and FusionStorm has not delivered the deliverables it is required to deliver under Section 3.4.

11.8         Transaction Expenses.  Notwithstanding anything else in this Agreement to the contrary, the parties hereto shall each be responsible for the payment of (and shall indemnify and hold the other party or parties hereto harmless against) any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

11.9         Waiver; Severability.  The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.  If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

11.10       No Agency.  This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

11.11       Entire Agreement; Amendment.  This Agreement (including the Exhibits and Schedules annexed hereto), the Services Agreement, and the documents or instruments or other agreements referenced herein or therein contain the entire agreement between the parties hereto and supersede all prior negotiations, agreements and understandings, whether written or oral, including but not limited to the Outline of Proposed Transaction dated as of October 10, 2005, among the parties with respect to the subject matter hereof and thereof, and there are no agreements, warranties or representations which are not set forth herein or therein.  This Agreement may not be modified or amended except by an instrument in writing duly executed by authorized officers of both parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Intraware, Inc.		FusionStorm

By:	/s/ WENDY NIETO	By:	/s/ JOHN G. VAREL
Name: Wendy Nieto		Name: John G. Varel
Title: Chief Financial Officer		Title: President

By:	/s/ JOHN J. MOSS	By:	/s/ JOHN G. VAREL
Name: John J. Moss		Name: John G. Varel
Title: SVP, General Counsel and Secretary

Title: Secretary

Schedule 1.8

Sales Services Employees

Director

Account Manager

Account Manager

Account Manager

Account Manager

Account Manager

Account Manager

Systems Engineer

Sales Operations Specialists

(All Key Employees are members of Intraware’s Sales Services Division)

Schedule 2.3

Wire Transfer Instructions